EXHIBIT 99.1
                                                                    ------------

                                             Contact:  Bill Johnson
                                                       President and CEO
                                                       (610) 252-7321
                                                       (610) 250-9677 Fax
                                                       www.sihs.com

600 Kuebler Road . PO Box 70 . Easton, PA 18044-0070

News Release
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EASTON,  PA, September 30, 1999 -- SI Handling  Systems,  Inc. [Nasdaq NM:SIHS],
today announced the acquisition of Ermanco Incorporated.

The Company stated that it has completed its planned acquisition of Ermanco Incorporated. Ermanco will be a wholly owned subsidiary, beginning October 1, 1999, and SI will begin to consolidate its financial results as of that date. The Company expects that Ermanco's sales for their fiscal year ended September 30, 1999 will be in excess of $30 million, with EBITDA of $3.5 million. Ermanco's compounded annual revenue growth rate has exceeded 12% since 1991. The compounded annual earnings growth rate has exceeded 36% for the same period. Compared to fiscal year 1999, SI's revenue growth rate, with the addition of Ermanco, will approximate 75%.

Under the terms of the acquisition agreement, SI paid approximately $22.6 million in cash, equity, and debt for Ermanco. The acquisition is expected to be accretive to SI's fiscal year 2000 earnings. Schroder & Co. acted as financial advisor to SI and provided a fairness opinion to SI's Board of Directors in connection with the transaction. First Union National Bank provided financing for the transaction. ING Barings served as financial advisor to Ermanco.

The acquisition is a major milestone for SI. It is the Company's largest acquisition in its 41-year history. Ermanco will not only enhance SI's customer base, but will also add to it a highly experienced team. Leon C. Kirschner, President of Ermanco, and Steven Shulman, an investment banker and major shareholder of Ermanco, have both joined the Board of SI. As a result, the Board has added investment banking experience, augmented industry experience, and increased its ownership stake to approximately 17% of the outstanding shares of the Company.

Ermanco, based in Spring Lake, Michigan, is a designer and installer of complete conveying systems for a variety of manufacturing and warehousing applications. In addition, it also manufactures conveyors and conveyor components.

SI's Chief Executive Officer and President, Bill Johnson, stated, "SI is making solid progress in transitioning itself to a much larger high-tech, integrated materials handling systems company. We are delighted to have Ermanco as part of our operations. This combination will help build and strengthen both SI's and Ermanco's position in the marketplace by being able to serve customers better with enhanced system integration capabilities. An added strength of Ermanco is its sales channel with over 100 knowledgeable distributors. We expect to generate revenue synergies with the increased proprietary product content of our systems offerings, resulting in improved margins."

Leon C. Kirschner, President and SI's Corporate Vice President, added, "This is a very exciting opportunity for both companies. We are looking forward to becoming a part of SI and working towards the same goal of increasing our leadership presence in the integrated materials handling systems industry."

SI, based in Easton, PA, markets, designs, manufactures, installs, and services fully automated integrated materials handling systems and component products that improve productivity in manufacturing and automate order fulfillment.

                                        #



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Cautionary  Statement.  Certain  statements  contained  herein  are not based on historical fact and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities and Exchange
Commission   rules,   regulations,   and   releases.   SI   intends   that  such
forward-looking statements be subject to the safe harbors created thereby. Among other things, the forward-looking statements regard SI's acquisition activities, earnings, liquidity, financial condition, and certain operational matters. Words
or  phrases  denoting  the  anticipated   results  of  future  events,  such  as
"anticipate," "believe," "estimate," "expect," "may," "will," "should," and similar expressions that denote uncertainty, are intended to identify such forward-looking statements. SI's actual results, performance, or achievements could differ materially from the results expressed in, or implied by, such "forward-looking statements:" (1) as a result of risks and uncertainties associated with the Ermanco acquisition, including the failure to close such acquisition, the failure to realize anticipated benefits of such acquisition, the failure to integrate Ermanco successfully with SI and any unforeseen complications related to the Ermanco acquisition; (2) as a result of factors over which SI has no control, including the strength of domestic and foreign economies, sales growth, competition, certain cost increases, and its potential exposures relating to the Year 2000 matter; or (3) if the factors on which SI's conclusions are based do not conform to its expectations.

                                 CONFERENCE CALL
                                 [NASDAQ: SIHS]

================================================================================

                   SI HANDLING COMPLETES ERMANCO ACQUISITION

================================================================================



         Bill Johnson, President and CEO, will host a teleconference call on Monday, October 4, 1999, at 4:00 P.M. (Eastern Time) to discuss the completion of the Ermanco acquisition. He will also be available to respond to your questions.

         The teleconference dial-in number is 888-273-9885. Please phone in no later than 3:55 P.M. on Monday, October 4, to participate. The operator will ask you to identify yourself and your firm.

         You have the opportunity to listen to the conference call over the Internet through Vcall at http://www.vcall.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be available 24 to 48 hours later.

         Thank you for your interest in SI Handling Systems, Inc.